Exhibit 99.3

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated September 30, 2014, is by and among News Corporation, a Delaware corporation (“Acquiror”), Magpie Merger Sub, Inc., a Delaware corporation and a subsidiary of Acquiror (“Merger Sub”), and the National Association of REALTORS®, an Illinois not-for-profit corporation (“NAR”).

WHEREAS, concurrently with entering into this Agreement, Acquiror, Merger Sub and Move, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which is attached hereto as Exhibit A and provides, among other things, for Merger Sub to commence a tender offer for all of the issued and outstanding Common Stock (as defined below) of the Company (the “Offer”) and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, NAR is the record and/or beneficial owner (which, for the purpose of this Agreement, shall be defined as in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite its name on Schedule I hereto (such shares of Common Stock, together with any other shares of capital stock (other than the Series A Preferred Shares, as defined below) of the Company acquired (whether held beneficially or of record) by NAR after the date hereof and prior to the earlier of the Effective Time and the termination of all of NAR’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”);

WHEREAS, NAR is the record and/or beneficial owner of the number of shares of series A preferred stock, par value $0.001 per share, of the Company (“Series A Preferred Stock”) set forth opposite its name on Schedule I hereto (such shares of Series A Preferred Stock, together with any other shares of series A preferred stock of the Company acquired (whether held beneficially or of record) by NAR after the date hereof and prior to the earlier of the Effective Time and the termination of all of NAR’s obligations under this Agreement, including any shares of series A preferred stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Series A Preferred Shares”);

WHEREAS, in connection with the Merger Agreement, it is anticipated that (i) a “change of control” of the Company will occur at the Acceptance Time if all conditions to the Offer are satisfied, including the Minimum Condition, (ii) immediately prior to the Effective Time, the Series A Preferred Shares held by NAR will be redeemed by the Company, (iii) upon the consummation of such redemption, NAR will no longer have the right to appoint a member of the board of directors of the Company, and (iv) effective as of the Effective Time, the current member of the board of directors of the Company elected by NAR shall have resigned such position and shall have been replaced in accordance with the terms of the Merger Agreement; and

WHEREAS, as a condition to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, NAR has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. NAR hereby represents and warrants to Acquiror and Merger Sub as follows:

(a) It (i) is the record and/or beneficial owner and has good title to the Shares and Series A Preferred Shares set forth on Schedule I hereto, free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”) except any Encumbrances arising under securities laws or arising hereunder or, solely in the case of the Series A Preferred Stock, arising under the restated certificate of incorporation of the Company, as amended; (ii) does not own, of record or beneficially, any shares of capital stock of the Company or any option or warrant to acquire shares of capital stock of the Company or other right or security convertible into or exercisable for shares of capital stock of the Company, other than, in each case, the Shares and Series A Preferred Shares; and (iii) has the right to vote and dispose of and holds power to issue instructions with respect to all the matters set forth in this Agreement, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Shares and Series A Preferred Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

(b) NAR is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(c) NAR has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by NAR and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d) Neither the execution and delivery of this Agreement by NAR nor the consummation of the transactions by it contemplated hereby nor compliance by it with any provisions herein will (i) violate, contravene or result in any breach of any provision of its articles of incorporation or bylaws, each as amended, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (x) as may be required under the HSR Act and (y) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) violate or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, Contract, indenture or other instrument or obligation to which NAR is a party or any of its assets is bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to NAR or by which any of its assets are bound, except in the case of clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. No vote of NAR’s members is necessary to approve this Agreement or the transactions contemplated hereby.

(e) NAR has not entered into any agreement or arrangement whereunder a broker, investment banker, financial advisor or other person would be entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement.

Section 2. Representations and Warranties of Acquiror and Merger Sub. Each of Acquiror and Merger Sub hereby, jointly and severally, represents and warrants to NAR as follows:

(a) Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of Acquiror and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Acquiror and Merger Sub and constitutes a valid and binding obligation of Acquiror and Merger Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) Neither the execution and delivery of this Agreement by Acquiror or Merger Sub nor the consummation of the transactions contemplated hereby nor compliance by Acquiror or Merger Sub with any provisions herein will (i) violate, contravene or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Acquiror or Merger Sub, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (x) as may be required under the HSR Act and (y) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, Contract, indenture or other instrument or obligation to which Acquiror or Merger Sub or any of their respective Subsidiaries is a party or by which Acquiror or any of its Subsidiaries or any of their respective assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of clauses (i), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. No vote of Acquiror’s or Merger Sub’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

Section 3. Tender of the Shares. Unless this Agreement shall have been terminated in accordance with its terms, and subject to Section 4 hereof, NAR hereby agrees that it shall (a) tender its Shares (and deliver any certificates evidencing such Shares or an appropriate affidavit of lost certificate with respect thereto to the extent any of such certificates have been lost, misplaced or destroyed), or cause its Shares to be tendered, into the Offer promptly following the date hereof, and in any event prior to the initial Expiration Date of the Offer set forth in the Merger Agreement, free and clear of all Encumbrances and (b) unless the Company shall have issued an Adverse Recommendation Change (in which case, this clause (b) shall no longer apply), not withdraw its Shares, or cause its Shares to be withdrawn, from the Offer at any time. If NAR acquires Shares after the date hereof, it shall (i) tender or cause to be tendered such Shares before the initial Expiration Date of the Offer or, if later, prior to the Expiration Date, and (ii) unless the Company shall have issued an Adverse Recommendation Change (in which case, this clause (ii) shall no longer apply), not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time.

Section 4. Transfer of the Shares; Other Actions. Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 hereof), NAR shall not: (a) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any (i) Shares or (ii) Series A Preferred Shares, or, in each case, any right or interest therein, other than, in the case of the Series A Preferred Shares, a transfer to the Company in connection with the redemption by the Company of such shares; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of Shares or Series A Preferred Shares; (c) grant any proxy or power-of-attorney or other authorization or consent with respect to any of the Shares or Series A Preferred Shares; (d) deposit any of the Shares or Series A Preferred Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or Series A Preferred Shares; or (e) directly or indirectly take any other action that would restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. Any attempt by NAR to Transfer the Shares or Series A Preferred Shares or any interest therein in violation of this Section 4 shall be null and void. Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement, NAR agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholders of the Company), including but not limited to rights arising out of NAR’s ownership of Shares prior to the transfer of such Shares to Merger Sub or Acquiror pursuant to the Offer or the Merger Agreement, shall be transferred to Merger Sub and Acquiror upon the transfer to Merger Sub or Acquiror of such Stockholder’s Shares.

Section 5. Covenant to Vote. Unless the Company has made an Adverse Recommendation Change, prior to termination of this Agreement in accordance with its terms, NAR hereby agrees to vote (or cause to be voted) all Shares (and, if applicable, all Series A Preferred Shares) beneficially owned by it (the “Vote Shares”), or to provide (or cause to be provided) a written consent in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (a) in favor of the Merger (including adoption of the Merger Agreement) and/or (b) against any action or agreement which would in any manner impede, delay, frustrate or interfere with, or prevent or nullify, the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other Takeover Proposal proposed by a third party or any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal would in any manner impede, delay, frustrate or interfere with, or prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. In the event that a meeting of the stockholders of the Company is held in respect of the Merger, NAR shall, or shall cause the holder of record on any applicable record date to, appear at such meeting, in person or by proxy, or otherwise cause the applicable Vote Shares to be counted as present thereat for purposes of establishing a quorum.

Section 6. Non-Solicitation. NAR shall, and shall cause its Representatives to, cease immediately any discussions with any third party regarding any Takeover Proposal. NAR shall not, and shall not authorize or permit any of its Affiliates or its or their respective Representatives to, directly or indirectly solicit or initiate any inquiry, proposal or offer with respect to, or the making or completion of, any Takeover Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Takeover Proposal. For the sake of clarity and the avoidance of doubt, it is understood that NAR and its Representatives may respond to unsolicited inquiries and proposals concerning its position (i.e., willingness to consent to any “change in control” contemplated by the proposal) on, and its rights and obligations with respect to, a Takeover Proposal.

Section 7. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing herein shall be construed as preventing NAR, or a director, officer or employee of NAR or an Affiliate of NAR, who is an officer or director of the Company from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such officer or director, acting solely in his or her capacity as an officer or director of the Company).

Section 8. Further Assurances. NAR shall, upon the reasonable request of Acquiror or Merger Sub, execute and deliver additional documents and take such further actions at Acquiror’s expense as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 9. Termination. Subject to the sentence of this paragraph, this Agreement, and all rights and obligations of the parties hereunder shall terminate on the earliest of: (a) the date on which the Company announces a termination of the Merger Agreement pursuant to Section 8.01(h), (b) the date on which both the Company and the Acquiror publicly announce (including, without limitation, in filings made with the Securities and Exchange Commission) that the Merger Agreement has been terminated and (c) the Effective Time. Termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination. This Section 9, Section 11 and Section 14 hereof shall survive any termination of this Agreement.

Section 10. Waiver of Appraisal and Dissenter’s Rights and other Actions. NAR (i) waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights with respect to the Merger or other transactions contemplated by the Merger Agreement that it may have with respect to its Shares or Series A Preferred Shares pursuant to applicable law, including, without limitation, Section 262 of the DGCL and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company, the Company’s directors or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any claim (w) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (x) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby, (y) making any claim with respect to SEC disclosure (or other disclosure to the Company’s stockholders) in connection with the Merger Agreement or the transactions contemplated thereby or (z) making any claim against Acquiror, Merger Sub or their respective representatives in connection with the Merger Agreement or the transactions contemplated thereby.

Section 11. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 12. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, NAR shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of NAR’s Shares and Series A Preferred Shares (and that this Agreement places certain limits on the voting and transfer of such Shares and Series A Preferred Shares).

Section 13. Disclosure. Subject to reasonable prior notice, NAR shall permit and hereby authorizes Acquiror and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Acquiror or Merger Sub determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, NAR’s identity and ownership of Shares and Series A Preferred Shares and the nature of its commitments, arrangements and understandings under this Agreement. NAR shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Acquiror (which shall not be unreasonably conditioned, withheld or delayed), except as may be required by applicable Law or the rules and regulations of any United States securities exchange. It is understood that NAR plans to issue, after the public announcement of the execution of the Merger Agreement, one or more communications solely to its members regarding the transactions under the Merger Agreement and the arrangements agreed with the Acquiror with respect to the operation of the realtor.com web site; and the Acquiror shall cooperate with NAR (including by promptly reviewing any proposed communication and providing any comments for consideration by NAR) to facilitate the prompt release of those communications.

Section 14. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by a nationally recognized overnight courier service, such as Fedex (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to NAR, to:

National Association of REALTORS®

430 North Michigan Avenue – 10th Floor

Chicago, Illinois 60611

Attention: Dale A. Stinton, Chief Executive Officer

Email: dstinton@realtor.org

with copies (which shall not constitute notice) to:

National Association of REALTORS®

430 North Michigan Avenue – 10th Floor

Chicago, Illinois 60611

Attention: Katherine Johnson, Senior Vice President and General Counsel

Email: kjohnson@realtor.org

and

Sidley Austin LLP

One Dearborn Street – Suite 3000

Chicago, Illinois 60603

Attention: Richord W. Astle

Telecopy No.: rastle@sidley.com

If to Acquiror or Merger Sub, to:

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Attention: Bedi A. Singh, Chief Financial Officer

Email: bsingh@newscorp.com

Attention: Gerson Zweifach, General Counsel

Email: gzweifach@newscorp.com

Attention: Michael L. Bunder, Senior Vice President

Email: mbunder@newscorp.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Howard L. Ellin

Email: Howard.Ellin@skadden.com

Attention: Brandon Van Dyke

Email: Brandon.VanDyke@skadden.com

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder (except for the provisions of Section 12, which are intended to be for the benefit of the Company, and may be enforced by the Company).

(e) Governing Law. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(f) Consent to Jurisdiction. Each of the parties hereto irrevocably (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any legal proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such legal proceeding brought in any such court has been brought in an inconvenient forum. Each of NAR, Acquiror and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 14(a) shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(g) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Acquiror and Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Acquiror, but no such assignment shall relieve Acquiror or Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(i) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(j) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, including, for the avoidance of doubt, Section 9, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(k) Amendment. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

(l) Binding Nature. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(m) Option Exercises. Nothing in this Agreement shall require NAR to exercise any option or warrant to purchase shares of Common Stock of the Company.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the date first written above.

NEWS CORPORATION

By:	/s/ Robert J. Thomson

Name:	Robert J. Thomson
Title:	Chief Executive Officer

MAGPIE MERGER SUB, INC.

By:	/s/ Robert J. Thomson

Name:	Robert J. Thomson
Title:	Chief Executive Officer

NATIONAL ASSOCIATION OF REALTORS®

By:	/s/ Dale A. Stinton

Name:	Dale A. Stinton
Title:	CEO

SCHEDULE I

Name and Address	Common Shares	Series A Preferred Shares

National Association of REALTORS®	756,410	1
430 North Michigan Avenue – 10th Floor
Chicago, Illinois 60611